SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): December 21, 2004 (December 16, 2004)

I-Sector Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 (Commission File Number)	76-0515249 (IRS Employer Identification No.)

6401 Southwest Freeway
Houston, Texas 77074
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     The text set forth in Item 5.02(b) regarding the employment agreement of Brian Fontana is incorporated into this section by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (a) On December 16, 2004, I-Sector Corporation issued a press release announcing the hiring of Brian Fontana as the new Chief Financial Officer of I-Sector. A copy of the press release is attached as Exhibit 99.1 to this report.

     (b) Effective January 3, 2005, Mr. Fontana will serve as our new Chief Financial Officer under a written employment agreement with us. The employment agreement provides Mr. Fontana with a monthly base salary of $15,833.34, or $190,000 annually. In addition to the base salary, Mr. Fontana is entitled to an annual bonus, the amount and terms of which shall be set from time to time in writing by I-Sector’s Compensation Committee. Additionally, Mr. Fontana will be granted options to acquire 75,000 shares of our common stock at an exercise price equal to the price of our common stock on January 3, 2005, with one-fifth of the grant vesting annually for each of the next five years. Mr. Fontana also has an opportunity to receive a grant of options on April 1, 2006 to acquire 50,000 shares of our common stock, and a grant of options on April 1, 2007 to acquire 25,000 share of our common stock, each of the grants based on attainment of certain performance goals. The exercise price of such grants will be equal to the price of our common stock on the date of grant.

     Mr. Fontana’s employment may be terminated by either party at any time, with or without notice. If we terminate the employment agreement without cause, Mr. Fontana is entitled to severance compensation equal to six months base salary, plus an additional one month of base salary for each year of employment completed, up to an additional six months of base salary, for a maximum of twelve months of base salary paid. The employment agreement also contains non-competition and non-solicitation provisions, which apply during the term of the agreement and for eighteen months thereafter. A copy of the employment agreement is attached as Exhibit 10.1 to this report.

     Mr. Fontana also signed a written confidentiality agreement, which requires strict confidentiality with regards to I-Sector’s Confidential Information, as such term is defined in the confidentiality agreement. The confidentiality agreement additionally requires that all Inventions (as such term is defined in the confidentiality agreement) of Mr. Fontana while employed by I-Sector will be the property of I-Sector. Additionally, Mr. Fontana must return all Confidential Information upon the termination of the employment agreement. The confidentiality agreement also contains a non-interference provision, which applies during the terms of the confidentiality agreement and for eighteen months thereafter. A copy of the confidentiality agreement is attached as Exhibit 10.2 to this report.

     Mr. Fontana served as Chief Financial Officer of Talent Tree, Inc., a privately-held contingent workforce outsourcing organization from November 2002 until March 2004, PerformanceRetail, Inc., a software company from March 2001 through August 2002, Drypers

Corporation, a NASDAQ listed diaper manufacturing company from June 2000 through March 2001 and Pentacon, Inc., a NYSE listed $300 million revenue fastener distribution company from September 1997 to June 2000.

     There is no family relationship between Mr. Fontana and any director or executive officer and there is no arrangement between Mr. Fontana and any other person pursuant to which he was appointed as an officer. Additionally, Mr. Fontana does not have a direct or indirect interest in any prior or currently proposed transaction to which I-Sector is or was a party.

Item 9.01 Financial Statements and Exhibits

(c)    Exhibits

10.1    Amended and Restated Employment Agreement of Brian Fontana

10.2    Confidentiality Agreement of Brian Fontana

99.1    Press Release dated December 16, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2004

I-SECTOR CORPORATION
/s/ Jeffrey A. Sylvester
Jeffrey A. Sylvester
Controller and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement of Brian Fontana

10.2	Confidentiality Agreement of Brian Fontana

99.1	Press Release dated December 16, 2004.